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(h)(2)

                           WM TRUST I, WM TRUST II AND
                  WM STRATEGIC ASSET MANAGEMENT PORTFOLIOS, LLC
                   PLAN RECORDKEEPING/ADMINISTRATION AGREEMENT

     THIS AGREEMENT is made as of this 14 day of February, 2006, by and between WM Trust I and WM Trust II, each a Massachusetts business trust, and WM Strategic Asset Management Portfolios, LLC, a Massachusetts limited liability company (the "Trusts") and WM Shareholder Services, Inc. ("WMSS"), a Washington corporation.

     WHEREAS, each Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, each Trust desires that WMSS perform, or arrange for the performance of, certain recordkeeping and administrative services for qualified retirement plans investing in Class R-1 or Class R-2 shares of one or more series of each Trust (individually referred to herein as the "Portfolio" and collectively as the "Portfolios"); and

     WHEREAS, WMSS is willing to perform such services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

          1.   RETENTION OF WMSS.

               Each Trust hereby retains WMSS to perform, or arrange for the performance of, some or all of the recordkeeping and administrative services for qualified retirement plans investing in Class R-1 or Class R-2 shares of one or more Portfolios set forth on Schedule hereto. WMSS represents, warrants and agrees, and will cause a senior officer of WMSS to certify at least annually, that the value of the non-distribution services (i.e., services that are not primarily intended to result in the sale of shares of the Portfolios) provided to each such retirement plan or its participants under this Agreement is such that the compensation received by WMSS hereunder is in accordance with WMSS's fiduciary duty with respect to the receipt of such compensation under Section 36(b) of the 1940 Act.

          2.   SUBCONTRACTING.

               WMSS may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that WMSS shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that WMSS shall be responsible, to the extent provided in Section 7 hereof,

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          for all acts and omissions of such subcontractor, including any acts or omissions of a subcontractor that would result in liability of WMSS under Section 7 hereof if taken or omitted by WMSS directly, as if such acts or omissions were its own.

          3.   COMPENSATION.

               WMSS shall be entitled to receive a fee from each Trust on the first business day following the end of each month, or at such time(s) as WMSS shall request and the parties hereto shall agree, a fee computed with respect to Class R-1 and Class R-2 shares of each Portfolio at an annual rate equal to 0.25% of the Trust's average daily net assets attributable to such shares.

               If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, WMSS's compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of WMSS's compensation for the preceding month shall be made promptly.

          4.   EFFECTIVE DATE.

               This Agreement shall become effective with respect to a Portfolio as of the date first written above (or, if a particular Portfolio is not in existence on that date, on the date such Portfolio commences operation) (the "Effective Date").

          5.   TERM OF THIS AGREEMENT.

               The term of this Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of one year. Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods.

               With respect to each Trust, this Agreement may be terminated without the payment of any penalty by either party upon (180) days' written notice thereof given by the Trust to WMSS and upon one hundred eighty (180) days' written notice thereof given by WMSS to the Trust.

          6.   STANDARD OF CARE.

               The duties of WMSS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against WMSS hereunder. WMSS shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing the services provided for under this Agreement. WMSS shall be liable for any

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          damages arising directly or indirectly out of WMSS's failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of WMSS's willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Article 7, the term "WMSS" shall include directors, officers, employees and other agents of WMSS as well as WMSS itself.)

               Without limiting the generality of the foregoing or any other provision of this Agreement, WMSS shall not be liable for losses beyond its reasonable control, provided that WMSS has acted in accordance with the standard of care set forth above.

               WMSS may apply to the Trusts at any time for instructions and may consult with counsel for the Trusts or its own counsel and with accountants and other experts with respect to any matter arising in connection with WMSS's duties hereunder, and WMSS shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants or other experts qualified to render such opinion.

          7.   INDEMNIFICATION.

               The Trusts agree to indemnify and hold harmless WMSS from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") arising directly or indirectly out of any action or omission to act which WMSS takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Trust,
          (ii) upon any instruction, notice or other instrument that WMSS reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated person of WMSS who may otherwise be named as an authorized representative of the Trust for certain purposes) or
          (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however that the Trust shall have no obligation to indemnify or reimburse WMSS under this Article 8 to the extent that WMSS is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

               WMSS shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of WMSS's own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Article 8, the term "WMSS" shall include directors, officers, employees, subcontractors and other agents of WMSS as well as WMSS itself.)

               WMSS further agrees to indemnify and hold harmless the Trusts against any Losses arising directly or indirectly out of (i) WMSS's own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder, (ii) any breach by

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          WMSS of any material provision of this Agreement, or (iii) any breach by WMSS of a representation, warranty or covenant made in this Agreement. This indemnity agreement shall be in addition to any liability which WMSS may otherwise have. (As used in this Article 8, the term "Trusts" shall include trustees, directors, officers, employees and other agents of each Trust, respectively, as well as the Trusts themselves.)

          8.   RECORD RETENTION AND CONFIDENTIALITY.

               WMSS shall keep and maintain on behalf of the Trusts all books and records which the Trusts and WMSS are, or may be, required to keep and maintain in connection with this Agreement pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. WMSS further agrees that all such books and records shall be the property of the Trusts and to make such books and records available for inspection by the Trusts or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trusts and its shareholders.

               Without limiting the foregoing, WMSS expressly agrees that:

               (a) "nonpublic personal information" relating to "consumers" and "customers" of the Trust (as those terms are defined in Regulation S-P) provided by or at the direction of the Trusts to WMSS, or collected or retained by WMSS in the course of performing its duties as administrator will be kept confidential. WMSS will not use, disclose, sell or in any way transfer such nonpublic personal information to any person or entity, except as necessary to perform its obligations under this Agreement, at the direction of the Trusts or otherwise as required or permitted by law;

               (b) it will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Trusts. WMSS will adhere to the privacy policy and procedures of the Trust and its respective policies and procedures governing information security. The Trusts reserve the right to audit WMSS to ensure compliance with such policies and procedures and applicable privacy laws; and

               (c) at the request of the Trusts, WMSS will provide the Trustees with periodic reports outlining its policies and procedures governing information security and the implementation of such policies and procedures. WMSS will promptly report to the Trusts any material changes to these policies and procedures before, or promptly after, the adoption of such changes.

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          9.   FORCE MAJEURE.

               WMSS shall not be liable for any damage, loss of data, delay or any other loss caused by events beyond its reasonable control, including any power failure or machine breakdown, acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, except that in the event of any such power failure or machine breakdown, WMSS shall be liable for actual out-of-pocket costs caused by any such power failure or machine breakdown, and shall use commercially reasonable best efforts to recover the data in process that is assumed lost during any power failure and to limit such damages, loss of data, delays or other losses.

          10.  RIGHTS OF OWNERSHIP; RETURN OF RECORDS.

               All records and other data except computer programs and procedures developed to perform services required to be provided by WMSS are the exclusive property of the Trusts and all such records and data will be furnished to the Trusts in appropriate form as soon as practicable after termination of this Agreement for any reason. WMSS may at its option at any time, and shall promptly upon the Trusts' demand, turn over to the Trusts and cease to retain the Trusts' files, records and documents created and maintained by WMSS pursuant to this Agreement which are no longer needed by WMSS in the performance of its services or for its legal protection or as otherwise required by law. If not so turned over to the Trusts, (1) such documents and records will be copied and complete copies shall be delivered to the Trusts by WMSS as soon as reasonably practical, and (2) the original documents and records will be retained by WMSS for the period of time as required by applicable law. At the end of such period, and upon written request by the Trusts such records and documents will be turned over to the Trusts.

          11.  REPRESENTATIONS OF THE TRUSTS.

               Each Trust certifies to WMSS that: (1) as of the close of business on the Effective Date, each Portfolio that is in existence as of the Effective Date has authorized unlimited Class R-1 and Class R-2 shares, and (2) this Agreement has been duly authorized by the Trust, respectively, and, when executed and delivered by each Trust, will constitute a legal, valid and binding obligation of that Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

          12.  REPRESENTATIONS OF WMSS.

               WMSS represents and warrants that: (1) the various procedures and systems which WMSS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and

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          other data of the Trusts and WMSS's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, (2) this Agreement has been duly authorized by WMSS and, when executed and delivered by WMSS, will constitute a legal, valid and binding obligation of WMSS, enforceable against WMSS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, (3) it is duly registered with the appropriate regulatory agency as a transfer agent and such registration will remain in full force and effect for the duration of this Agreement, and (4) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

          13.  INSURANCE.

               WMSS shall furnish the Trusts with pertinent information concerning the professional liability and fidelity bond insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels/limits and deductible amounts. WMSS shall notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. WMSS shall notify the Trusts of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trusts from time to time as may be appropriate of the total outstanding claims made by WMSS under its insurance coverage.

               Further, WMSS shall furnish the Trusts with a Certificate of Insurance or a copy of the policy evidencing such coverage, which insurance shall name the Trust as an Insured Investment Company under the policy, and shall contain a 60-day "cancellation" clause and a "changes in exposure" clause. Such policy shall be primary coverage as between WMSS and the Trusts and such insurance coverage shall not limit the liability of WMSS to the Trusts for any damages. In the event of any payment of damages to the Trusts, WMSS hereby waives any right to be subrogated to the rights of the Trusts against any third party.

          14.  INFORMATION TO BE FURNISHED BY THE TRUSTS.

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          The Trusts have furnished, or will furnish upon request, to WMSS the following:

               (a) Copies of the Declaration of Trust (in the case of WM Strategic Asset Management Portfolios, LLC, a Certificate of Organization) and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

               (b)  Copies of the following documents:

                    (1)  Each Trust's Bylaws and any amendments thereto; and

                    (2) Certified copies of resolutions of the Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct WMSS thereunder.

               (c) A list of all the officers of each Trust, together with specimen signatures of those officers who are authorized to instruct WMSS in all matters.

               (d) Copies of the Prospectus and Statement of Additional Information for each Portfolio.

          15.  AMENDMENTS TO AGREEMENT.

               This Agreement, or any term thereof, may be changed or waived only by written amendment signed by the party against whom enforcement of such change or waiver is sought.

               For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and WMSS may conclusively assume that any special procedure which has been approved by the Trusts does not conflict with or violate any requirements of its Declaration of Trust (or other organizations documents) or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

          16.  COMPLIANCE WITH LAW.

               Except for the obligations of WMSS otherwise set forth herein, the Trusts assume full responsibility for the preparation, contents and distribution of each prospectus of the Trusts as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. The Trusts represent and warrants that no

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          shares of a Trust will be offered to the public until such Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

          17.  NOTICES.

               Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Trusts, at 1201 Third Ave 22nd floor Seattle, Washington 98101; and if to WMSS, at 1100 Investment Blvd., Suite 200 El Dorado Hills, California 95762; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

          18.  ASSIGNMENT.

               This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party, and any assignment in violation of this section will be void. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

          19   GOVERNING LAW.

               This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the provisions thereof relating to conflicts of law. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

          20   LIMITATION OF LIABILITY.

               A copy of the Declaration of Trust of each Trust (in the case of WM Strategic Asset Management Portfolios, LLC, a Certificate of Organization) is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trusts, respectively, and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trusts (or if the matter relates only to a particular Portfolio, that Portfolio), and WMSS shall look only to the assets of the Trusts, or the particular Portfolio, for the satisfaction of such obligations.

          21   MULTIPLE ORIGINALS.

               This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

WM Trust I, on behalf of its            WM Trust II, on behalf of its
constituent series                      constituent series


By:                                     By:
    ---------------------------------       ------------------------------------
    William G. Papesh, President            William G. Papesh, President


WM STRATEGIC ASSET MANAGEMENT           WM SHAREHOLDER SERVICES, INC.
PORTFOLIOS, LLC, on behalf of its
constituent series


By:                                     By:
    ---------------------------------       ------------------------------------
    William G. Papesh, President            Debra C. Ramsey, President

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                                   SCHEDULE A

                                LIST OF SERVICES

     (i) Sub-accounting services with respect to both contributions and distributions

     (ii) Tracking contributions and distribution sources to ensure compliance with applicable Employee Retirement Income Security Act (ERISA) and Internal Revenue Code (IRC) regulations

     (iii) Tracking participant activity to ensure compliance with plan specifications

     (iv) Tracking and processing of loan and repayment information

     (v)  Reviewing participant documentation to ensure accuracy

     (vi) Issuance of periodic statements

     (vii) Provide customer service and consulting support